Exhibit 99.1

FOR IMMEDIATE RELEASE

Delphi Financial Announces Retirement of Harold F. Ilg

Wilmington, Delaware, January 5, 2012 — Delphi Financial Group, Inc. (NYSE: DFG) today announced that Harold F. Ilg, Executive Vice President, Business Development and a member of Delphi’s board of directors, has retired from the Company and the board.

Mr. Ilg has served as a director of the Company since 2002. Since 2008, Mr. Ilg served as Executive Vice President, Business Development of Delphi and as Chairman Emeritus of Delphi’s subsidiary, Safety National Casualty Corporation. From 1999 to 2008, he served as Chairman of the Board of Safety National. He previously served as Vice Chairman of Safety National, where he was employed in various capacities since 1978.

Robert Rosenkranz, Chairman and Chief Executive Officer, said, “Delphi’s board of directors and Harry’s colleagues at Delphi, Safety National and all of our subsidiaries want to thank Harry for his invaluable contributions to Delphi’s success over many years. We all join together in wishing Harry the very best in his retirement.”

About Delphi Financial Group, Inc.

Delphi Financial Group, Inc. is a financial services company focused on specialty insurance and insurance-related businesses. Delphi is a leader in managing all aspects of employee absence to enhance the productivity of its clients and provides the related group insurance coverages: long-term and short-term disability, life, excess workers’ compensation for self-insured employers, large casualty programs including large deductible workers’ compensation, travel accident, dental and limited benefit health insurance. Delphi’s asset accumulation business emphasizes individual annuity products. Delphi’s common stock is listed on the New York Stock Exchange under the symbol DFG and its corporate website address is www.delphifin.com.

Contact:	Bernard J. Kilkelly
Vice President, Investor Relations
Delphi Financial Group, Inc.
Phone :	212-303-4349
E-mail:	bkilkelly@dlfi.com

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